Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74784 on Form S-8 and No.’s 333-68001 and 333-114917 on Form S-3 of our report dated March 14, 2006, relating to the financial statements and financial statement schedule of Noble International, Ltd. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2005.

Deloitte & Touche LLP

Detroit, Michigan

March 14, 2006